Exhibit 99.1

NEWS RELEASE: Dec. 27, 2005	Contact:	Heather Beshears Vice President, Corporate Communications
InPlay Technologies
Tel: 480.586.3357
Heather@InPlayTechnologies.com
InPlay Technologies Completes $3.5 Million Private Placement
PHOENIX, Ariz. (Dec. 27, 2005) — InPlay Technologies (NASDAQ: NPLA), a developer of emerging electronic technologies, announced today the closing of the sale of 1,272,728 shares of its common stock at a price of $2.75 per share and five-year warrants to purchase 381,818 shares of its common stock at an exercise price of $3.44 per share pursuant to a private placement with a few institutional investors.
The company raised net proceeds of approximately $3.2 million, after payment of placement agent commissions and other offering expenses, which it expects to be used for working capital purposes. InPlay recently acquired FinePoint Innovations, a developer of digital computing pen technology for use in the tablet PC market, which is expected to require additional working capital as this business segment grows.
Roth Capital Partners, LLC acted as placement agent in connection with the transaction.
InPlay has agreed to register the shares of common stock purchased under the agreement and the shares of common stock issuable upon exercise of the warrants. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.
About InPlay Technologies
InPlay Technologies markets and licenses proprietary emerging technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Today, Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay recently expanded its portfolio of technologies with the acquisition of FinePoint Innovations, a developer of pen computing products for tablet PCs and computer peripherals. FinePoint’s digital solution is the computing pen and digitizer for a major computer OEM’s newly launched line of convertible notebooks. Visit www.inplaytechnologies.com for more information.
This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the closing of the financing, the potential growth of the FinePoint segment of our business. Risks and uncertainties that could cause results to differ materially from those projected include the failure to meet the closing conditions of the financing, market acceptance of our technologies, our ability to obtain additional orders for our technology, timing of commercial product launches, our financial and technical resources relative to our competitors and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year-ended December 31, 2004. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.
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